Exhibit 5.1
December 2, 2010
     Qlik Technologies Inc.
     150 Radnor Chester Road, Suite E220
     Radnor, Pennsylvania 19087
     Re: Registration Statement on Form S-1 Pursuant to Rule 462(b)
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-1 to which this letter is attached as Exhibit 5.1 (the “Rule 462(b) Registration Statement”) filed by Qlik Technologies Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and relating to the registration under the Securities Act of an additional 1,725,000 shares of the Company’s Common Stock (the “Additional Shares”) all of which are being offered by certain stockholders of the Company (the “Selling Stockholders”) for an aggregate offering size of up to 13,225,000 shares of the Company’s Common Stock, including an over-allotment option granted by certain of the Selling Stockholders to the Underwriters to purchase up to 1,725,000 shares of the Company’s Common Stock. The Rule 462(b) Registration Statement to be used for the offer and sale of the Additional Shares is filed with the Commission in connection with the offering described in the Registration Statement on Form S-1 (Registration No. 333-170618) filed with the Commission on November 15, 2010, as amended, which was declared effective by the Commission on December 2, 2010 (the “Original Registration Statement” and collectively with the Rule 462(b) Registration Statement, the “Registration Statements”).
     In connection with this opinion, we have examined the Registration Statements and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials, of the Selling Stockholders and of officers and representatives of the Company.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     Subject to the foregoing and the other matters set forth herein, as of the date hereof, the Additional Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Rule 462(b) Registration Statement, and further consent to the use of our name wherever appearing in said Rule 462(b) Registration Statement and in any amendment or supplement thereto.
     This opinion is for your benefit in connection with the Rule 462(b) Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may be used only in connection with the offer and sale of the Additional Shares while the Rule 462(b) Registration Statement is in effect.
Very truly yours,
/s/ Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP